UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               ACCELGRAPHICS, INC.
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   00430P 10 4
                         ------------------------------
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                             Page 1 of 13 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  00430P 10 4                                                                     Page 2 of 13 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Associated Venture Investors III, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          CALIFORNIA
----------------------------- -------- --------------------------------------------------------------------------------
                                 5
                                       SOLE VOTING POWER

         NUMBER OF                     116,548
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       - 0 -
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       116,548
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       - 0 -
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          116,548
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.39%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 2 of 13 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  00430P 10 4                                                                     Page 3 of 13 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          AVI Capital, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          CALIFORNIA
----------------------------- -------- --------------------------------------------------------------------------------
                                 5
                                       SOLE VOTING POWER

         NUMBER OF                     639,783
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       - 0 -
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       639,783
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       - 0 -
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          639,783
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.64%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                  Page 3 of 13 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  00430P 10 4                                                                     Page 4 of 13 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Associated Venture Investors-Silicon Valley Partners, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          CALIFORNIA
----------------------------- -------- --------------------------------------------------------------------------------
                                 5
                                       SOLE VOTING POWER

         NUMBER OF                     8,313
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       - 0 -
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       8,313
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       - 0 -
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,313
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.10%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 4 of 13 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  00430P 10 4                                                                     Page 5 of 13 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          AVI Partners Growth Fund II, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          CALIFORNIA
----------------------------- -------- --------------------------------------------------------------------------------
                                 5
                                       SOLE VOTING POWER

         NUMBER OF                     22,693
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       -0-
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       22,693
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       -0-
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          22,693
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.27%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 5 of 13 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  00430P 10 4                                                                     Page 6 of 13 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          AVI Management Partners III, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          CALIFORNIA
----------------------------- -------- --------------------------------------------------------------------------------
                                 5
                                       SOLE VOTING POWER

         NUMBER OF                     787,337
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       -0-
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       787,337
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       -0-
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          787,337
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.40%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 6 of 13 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  00430P 10 4                                                                     Page 7 of 13 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Wolken, Peter L.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5
                                       SOLE VOTING POWER

         NUMBER OF                     -0-
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       787,337
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       787,337
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          787,337
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.40%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 7 of 13 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  00430P 10 4                                                                     Page 8 of 13 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Weinman, Barry M.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5
                                       SOLE VOTING POWER

         NUMBER OF                     -0-
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       787,337
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       787,337
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          787,337
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.40%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 8 of 13 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  00430P 10 4                                                                     Page 9 of 13 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Grossi, Brian J.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5
                                       SOLE VOTING POWER

         NUMBER OF                     -0-
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       787,337
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       787,337
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          787,337
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.40%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

                                                   Page 9 of 13 Pages

Item 1.

(a)      Name of Issuer: AccelGraphics, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  1873 Barber Lane
                  Milpitas, CA   95035

Item 2.

(a)      Name of Person Filing:

         Associated Venture Investors III, L.P. ("AVI III")
         AVI Capital, L.P. ("AVIC")
         Associated Venture Investors-Silicon Valley Partners, L.P. ("AVISVP") AVI Partners Growth Fund II, L.P. ("AVIPGF II")
         AVI Management Partners III, L.P. ("AVIMP III")
         Peter L. Wolken
         Barry M. Weinman
         Brian J. Grossi


(b)      Address of Principal Business Office:

         One First Street
         Suite Two
         Los Altos, CA  94022

(c)      Citizenship/Place of Organization:


         Entities:                  AVI III -        California
                                    AVIC    -        California
                                    AVISVP -         California
                                    AVIPGF II -      California
                                    AVIMP III -      California
         Individuals:               Mr. Wolken -     United States
                                    Mr. Weinman -    United States
                                    Mr. Grossi -     United States


(d)      Title of Class of Securities:               Common Stock

(e)      CUSIP Number:     00430P 10 4

Item 3.        Not applicable.

                              Page 10 of 13 Pages

Item 4         Ownership.

------- ------------ ----------- ---------- ----------- ------------ ----------- ----------- ------------ -----------

                      AVI III      AVIC       AVISVP     AVIPGF II   AVIMP III     Wolken      Weinman      Grossi
------- ------------ ----------- ---------- ----------- ------------ ----------- ----------- ------------ -----------

(a)     Beneficial    116,548     639,783     8,313       22,693      787,337     787,337      787,337     787,337
        Ownership
------- ------------ ----------- ---------- ----------- ------------ ----------- ----------- ------------ -----------

(b)     Percentage     1.39%       7.64%      0.10%        0.27%       9.40%       9.40%        9.40%       9.40%
        of Class
------- ------------ ----------- ---------- ----------- ------------ ----------- ----------- ------------ -----------

(c)     Sole          116,548     639,783     8,313       22,693      787,337       -0-          -0-         -0-
        Voting
        Power
------- ------------ ----------- ---------- ----------- ------------ ----------- ----------- ------------ -----------

        Shared          -0-         -0-        -0-          -0-         -0-       787,337      787,337     787,337
        Voting
        Power
------- ------------ ----------- ---------- ----------- ------------ ----------- ----------- ------------ -----------

        Sole          116,548     639,783     8,313       22,693      787,337       -0-          -0-         -0-
        Dispositive
        Power
------- ------------ ----------- ---------- ----------- ------------ ----------- ----------- ------------ -----------

        Shared          -0-         -0-        -0-          -0-         -0-       787,337      787,337     787,337
        Dispositive
        Power
------- ------------ ----------- ---------- ----------- ------------ ----------- ----------- ------------ -----------

Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable.

EXHIBITS

A:       Joint Filing Statement


                              Page 11 of 13 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 17, 1998


ASSOCIATED VENTURE INVESTORS III, L.P.                        AVI CAPITAL, L.P.
By:      AVI Management Partners III, L.P.           By:      AVI Management Partners III, L.P.
         its general partner                                  its general partner

By:  /s/ Peter L. Wolken                                      By:  /s/ Peter L. Wolken
   --------------------------------------                         --------------------------------
         General Partner                                               General Partner

ASSOCIATED VENTURE INVESTORS-                        AVI PARTNERS GROWTH FUND II, L.P.
SILICON VALLEY PARTNERS, L.P.

By:      AVI Management Partners III, L.P.           By:      AVI Management Partners III, L.P.
         its general partner                                  its general partner

By:  /s/ Peter L. Wolken                                      By:  /s/ Peter L. Wolken
   --------------------------------------                         --------------------------------
         General Partner                                               General Partner

AVI MANAGEMENT PARTNERS III, L.P.


By:  /s/ Peter L. Wolken
   --------------------------------------
         General Partner


     /s/ Peter L. Wolken
   --------------------------------------
         Peter L. Wolken

     /s/ Barry M. Weinman
   --------------------------------------
         Barry M. Weinman

     /s/ Brian J. Grossi
   --------------------------------------
         Brian J. Grossi

                              Page 12 of 13 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    February 17, 1998


ASSOCIATED VENTURE INVESTORS III, L.P.                        AVI CAPITAL, L.P.
By:      AVI Management Partners III, L.P.           By:      AVI Management Partners III, L.P.
         its general partner                                  its general partner

By:      /s/ Peter L. Wolken                                   By:      /s/ Peter L. Wolken
   --------------------------------------                         --------------------------------
         General Partner                                       General Partner

ASSOCIATED VENTURE INVESTORS-                        AVI PARTNERS GROWTH FUND II, L.P.
SILICON VALLEY PARTNERS, L.P.

By:      AVI Management Partners III, L.P.           By:      AVI Management Partners III, L.P.
         its general partner                                  its general partner

By:      /s/ Peter L. Wolken                                  By:      /s/ Peter L. Wolken
   --------------------------------------                        ---------------------------------
         General Partner                                               General Partner

AVI MANAGEMENT PARTNERS III, L.P.

By:      /s/ Peter L. Wolken
   --------------------------------------
         General Partner



         /s/ Peter L. Wolken
   --------------------------------------
         Peter L. Wolken


         /s/ Barry M. Weinman
   --------------------------------------
         Barry M. Weinman


         /s/ Brian J. Grossi
   --------------------------------------
         Brian J. Grossi
                                                  Page 13 of 13 Pages